UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-23124			September 26, 2024

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Templeton ETF Trust:

Franklin Exponential Data ETF

Franklin Focused Growth ETF

Franklin FTSE Eurozone ETF

Franklin FTSE Japan ETF

Franklin FTSE Japan Hedged ETF

Franklin U.S. Core Bond ETF

Franklin U.S. Core Dividend Tilt Index ETF

Franklin U.S. Equity Index ETF

Franklin U.S. Large Cap Multifactor Index ETF

Franklin U.S. Mid Cap Multifactor Index ETF

Franklin U.S. Small Cap Multifactor Index ETF

Franklin U.S. Treasury Bond ETF

Franklin Ultra Short Bond ETF

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

[PWC Logo]

Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of December 31, 2023. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

[PWC Logo]

procedures were the following tests performed as of December 31, 2023, and with respect to agreement of security purchases and sales, for the periods as indicated in Attachment A:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 405 security purchases and 495 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2023 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

September 26, 2024

2

[PWC Logo]

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Income Fund a	August 1, 2023 – December 31, 2023
Franklin U.S. Government Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Utilities Fund a	August 1, 2023 – December 31, 2023
Franklin Focused Growth Fund a	August 1, 2023 – December 31, 2023
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	August 1, 2023 – December 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	August 1, 2023 – December 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Corefolio Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Emerging Market Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin Global Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin International Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart Retirement Income Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2020 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2025 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2030 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2035 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2040 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2045 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2050 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2055 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2060 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin Moderate Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	August 1, 2023 – December 31, 2023
Franklin International Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Gold and Precious Metals Fund a	August 1, 2023 – December 31, 2023
Franklin High Income Trust:
Franklin High Income Fund a	August 1, 2023 – December 31, 2023
Franklin Investors Securities Trust:
Franklin Convertible Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Equity Income Fund a	August 1, 2023 – December 31, 2023
Franklin Floating Rate Daily Access Fund a	August 1, 2023 – December 31, 2023
Franklin Long Duration Credit Fund b	August 22, 2023 – December 31, 2023
Franklin Low Duration Total Return Fund a	August 1, 2023 – December 31, 2023

Franklin Low Duration U.S. Government Securities Funda	August 1, 2023 – December 31, 2023
Franklin Managed Income Fund a	August 1, 2023 – December 31, 2023
Franklin Total Return Fund a	August 1, 2023 – December 31, 2023
Franklin Limited Duration Income Trust a	August 1, 2023 – December 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Fund a	August 1, 2023 – December 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Mortgage Portfolio a	August 1, 2023 – December 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Opportunities Fund a	August 1, 2023 – December 31, 2023
Franklin Natural Resources Fund a	August 1, 2023 – December 31, 2023
Franklin Small Cap Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Small-Mid Cap Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Income Fund a	August 1, 2023 – December 31, 2023
Franklin Templeton SMACS: Series E a	August 1, 2023 – December 31, 2023
Franklin Templeton SMACS: Series I a	August 1, 2023 – December 31, 2023
Franklin Templeton ETF Trust:
Franklin Exponential Data ETF a	August 1, 2023 – December 31, 2023
Franklin Focused Growth ETF b	August 1, 2023 – December 31, 2023
Franklin FTSE Eurozone ETF a	August 1, 2023 – December 31, 2023
Franklin FTSE Japan ETF a	August 1, 2023 – December 31, 2023
Franklin FTSE Japan Hedged ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Bond ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Dividend Tilt Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Equity Index ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Large Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Mid Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Small Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Treasury Bond ETF a	August 1, 2023 – December 31, 2023
Franklin Ultra Short Bond ETF a	August 1, 2023 – December 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	August 1, 2023 – December 31, 2023
Franklin DynaTech VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Income VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Rising Dividends VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Small Cap Value VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Small-Mid Cap Growth VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Income VIP Fund a	August 1, 2023 – December 31, 2023
Franklin VolSmart Allocation VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Developing Markets VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Foreign VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Global Bond VIP Fund a	August 1, 2023 – December 31, 2023

Franklin U.S. Government Money Fund a	August 1, 2023 – December 31, 2023
Franklin Universal Trust a	August 1, 2023 – December 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolio a	August 1, 2023 – December 31, 2023
Templeton China World Fund a	August 1, 2023 – December 31, 2023
Templeton Developing Markets Trust a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Fund a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Income Fund a	August 1, 2023 – December 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	August 1, 2023 – December 31, 2023
Templeton Global Income Fund a	August 1, 2023 – December 31, 2023
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Small Cap Fund a	August 1, 2023 – December 31, 2023
Templeton Global Balanced Fund a	August 1, 2023 – December 31, 2023
Templeton Income Trust:
Templeton Global Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Global Total Return Fund a	August 1, 2023 – December 31, 2023
Templeton International Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Sustainable Emerging Markets Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Institutional Funds:
International Equity Series a	August 1, 2023 – December 31, 2023
Templeton Dragon Fund, Inc. a	August 1, 2023 – December 31, 2023

Legend:

a: July 31, 2023 represents the date of our last examination.

b: Fund was not in scope for the July 31, 2023 examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2023, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2023, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date September 26, 2024

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date September 26, 2024

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date September 26, 2024

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Income Fund a	August 1, 2023 – December 31, 2023
Franklin U.S. Government Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Utilities Fund a	August 1, 2023 – December 31, 2023
Franklin Focused Growth Fund a	August 1, 2023 – December 31, 2023
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	August 1, 2023 – December 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	August 1, 2023 – December 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Corefolio Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Emerging Market Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin Global Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin International Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart Retirement Income Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2020 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2025 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2030 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2035 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2040 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2045 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2050 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2055 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin LifeSmart 2060 Retirement Target Fund a	August 1, 2023 – December 31, 2023
Franklin Moderate Allocation Fund a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Equity (IU) Fund a	August 1, 2023 – December 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	August 1, 2023 – December 31, 2023
Franklin International Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Gold and Precious Metals Fund a	August 1, 2023 – December 31, 2023
Franklin High Income Trust:
Franklin High Income Fund a	August 1, 2023 – December 31, 2023
Franklin Investors Securities Trust:
Franklin Convertible Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Equity Income Fund a	August 1, 2023 – December 31, 2023
Franklin Floating Rate Daily Access Fund a	August 1, 2023 – December 31, 2023
Franklin Long Duration Credit Fund b	August 22, 2023 – December 31, 2023
Franklin Low Duration Total Return Fund a	August 1, 2023 – December 31, 2023

Franklin Low Duration U.S. Government Securities Funda	August 1, 2023 – December 31, 2023
Franklin Managed Income Fund a	August 1, 2023 – December 31, 2023
Franklin Total Return Fund a	August 1, 2023 – December 31, 2023
Franklin Limited Duration Income Trust a	August 1, 2023 – December 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Fund a	August 1, 2023 – December 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Mortgage Portfolio a	August 1, 2023 – December 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	August 1, 2023 – December 31, 2023
Franklin Growth Opportunities Fund a	August 1, 2023 – December 31, 2023
Franklin Natural Resources Fund a	August 1, 2023 – December 31, 2023
Franklin Small Cap Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Small-Mid Cap Growth Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Income Fund a	August 1, 2023 – December 31, 2023
Franklin Templeton SMACS: Series E a	August 1, 2023 – December 31, 2023
Franklin Templeton SMACS: Series I a	August 1, 2023 – December 31, 2023
Franklin Templeton ETF Trust:
Franklin Exponential Data ETF a	August 1, 2023 – December 31, 2023
Franklin Focused Growth ETF b	August 1, 2023 – December 31, 2023
Franklin FTSE Eurozone ETF a	August 1, 2023 – December 31, 2023
Franklin FTSE Japan ETF a	August 1, 2023 – December 31, 2023
Franklin FTSE Japan Hedged ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Bond ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Core Dividend Tilt Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Equity Index ETF a	August 1, 2023 – December 31, 2023
Franklin U.S. Large Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Mid Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Small Cap Multifactor Index ETF b	August 1, 2023 – December 31, 2023
Franklin U.S. Treasury Bond ETF a	August 1, 2023 – December 31, 2023
Franklin Ultra Short Bond ETF a	August 1, 2023 – December 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	August 1, 2023 – December 31, 2023
Franklin DynaTech VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Income VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Rising Dividends VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Small Cap Value VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Small-Mid Cap Growth VIP Fund a	August 1, 2023 – December 31, 2023
Franklin Strategic Income VIP Fund a	August 1, 2023 – December 31, 2023
Franklin VolSmart Allocation VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Developing Markets VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Foreign VIP Fund a	August 1, 2023 – December 31, 2023
Templeton Global Bond VIP Fund a	August 1, 2023 – December 31, 2023

Franklin U.S. Government Money Fund a	August 1, 2023 – December 31, 2023
Franklin Universal Trust a	August 1, 2023 – December 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolio a	August 1, 2023 – December 31, 2023
Templeton China World Fund a	August 1, 2023 – December 31, 2023
Templeton Developing Markets Trust a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Fund a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Income Fund a	August 1, 2023 – December 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	August 1, 2023 – December 31, 2023
Templeton Global Income Fund a	August 1, 2023 – December 31, 2023
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM a	August 1, 2023 – December 31, 2023
Templeton Emerging Markets Small Cap Fund a	August 1, 2023 – December 31, 2023
Templeton Global Balanced Fund a	August 1, 2023 – December 31, 2023
Templeton Income Trust:
Templeton Global Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Global Total Return Fund a	August 1, 2023 – December 31, 2023
Templeton International Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Sustainable Emerging Markets Bond Fund a	August 1, 2023 – December 31, 2023
Templeton Institutional Funds:
International Equity Series a	August 1, 2023 – December 31, 2023
Templeton Dragon Fund, Inc. a	August 1, 2023 – December 31, 2023

Legend:

a: July 31, 2023 represents the date of our last examination.

b: Fund was not in scope for the July 31, 2023 examination.